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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

Subsidiary                                Jurisdiction of Incorporation

Knowledge Discovery One, Inc.             Delaware
Net Perceptions Limited                   United Kingdom
Net Perceptions Limited                   Singapore
Net Perceptions GmbH                      Germany
Net Perceptions Singapore Pte Ltd         Singapore